Exhibit 99.1
PFSweb Reports Third Quarter 2020 Results

- Reports Record Q3 Service Fee Revenue Driven by Continued Robust eCommerce Demand and Elevated Fulfillment Volumes -

- Raises 2020 Outlook Ahead of Expected Record Holiday Season -

Allen, TX – November 6, 2020 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, is reporting results for the third quarter ended September 30, 2020.

“We continue to experience robust eCommerce demand and significantly elevated fulfillment volumes as we support our clients through a dynamic online retail environment ahead of the holiday season,” said Mike Willoughby, CEO of PFSweb. “This led to strong growth for each business unit and double-digit year-over-year increases in consolidated SFE revenue and adjusted EBITDA for the quarter. Through a combination of our at-home professional services, contact center and corporate teams, along with our front-line fulfillment center personnel, our global workforce is operating at high levels of productivity, while closely adhering to COVID-19 protocols and precautions to enhance employee safety. I am proud of our adaptability and operational strength across both our PFS and LiveArea segments of our business.”

Q3 2020 Highlights vs. Q3 2019
•Total revenues increased 13% to $77.1 million.
•Service fee equivalent (SFE) revenue (a non-GAAP measure defined and reconciled below) increased 21% to $60.4 million.
•Service fee gross margin was 32.1% compared to 34.9%.
•Net loss was $2.8 million or $(0.14) per share, compared to a net loss of $1.6 million or $(0.08).
•Adjusted EBITDA (a non-GAAP measure defined and reconciled below) increased 10% to $3.4 million compared to $3.1 million.

“We have been making both operational and strategic investments across both business segments. Strategically, we recently announced the opening of two new PFS fulfillment centers, added key LiveaArea leadership personnel and expanded our service offerings to new geographies, all in preparation for what we anticipate will be durable eCommerce tailwinds as we head into 2021.

“Operationally, we are ramping our front-line work force across our fulfillment centers and expanding our at-home call center teams ahead of what we anticipate will be a record holiday season. While this has increased our PFS operating costs during the quarter, as expected, I believe we are well-positioned for the holiday peak fulfillment period as well as sustained long-term growth for both PFS and LiveArea as the eCommerce landscape continues to evolve.

“As a result of continued heightened PFS fulfillment volumes and strong momentum in LiveArea, we are increasing our 2020 outlook and now expect consolidated SFE revenue growth to be in the mid-teens and continue to expect adjusted EBITDA margin expansion compared to 2019.”

Third Quarter 2020 Financial Results
Total revenues in the third quarter of 2020 increased 13% to $77.1 million compared to $68.0 million in the same period of 2019. Service fee revenue in the third quarter increased 21% to $60.2 million compared to $49.6 million in the third quarter of last year. Product revenue from the company’s last remaining client under this legacy business model was $4.2 million compared to $6.6 million in the same period of 2019.

SFE revenue in the third quarter of 2020 increased 21% to $60.4 million compared to $49.9 million in the year-ago quarter. The increase was primarily driven by ongoing elevated fulfillment activity in PFS, as well as double-digit growth in LiveArea.

Service fee gross margin in the third quarter of 2020 was 32.1% compared to 34.9% in the same period of 2019. The decrease was primarily attributable to changes in revenue mix and increased fulfillment labor costs during the quarter. Gross margins for both segments continued to be within the guidance range of 25% to 30% for the PFS segment and 40% to 50% for the LiveArea segment.

Net loss in the third quarter of 2020 was $2.8 million or $(0.14) per share compared to a net loss of $1.6 million or $(0.08) in the same period of 2019. Net loss included the impact of $3.2 million of stock-based compensation expense in the third quarter of 2020 as compared to $0.9 million in the same period in the prior year.

Adjusted EBITDA in the third quarter increased 10% to $3.4 million compared to $3.1 million in the year-ago quarter. The increase was primarily due to sustained strength in SFE revenue growth, partially offset by expected increased costs in the PFS segment applicable to fulfillment-related labor costs and preparations for the holiday season. As a percentage of SFE revenue, adjusted EBITDA margin was 5.7% compared to 6.3% in the same period of 2019.

Non-GAAP net income (a non-GAAP measure defined and reconciled below) increased to $0.7 million in the third quarter of 2020 compared to $0.4 million in the third quarter of 2019.

At September 30, 2020, net debt (a non-GAAP measure defined and reconciled below as total debt, excluding operating lease liabilities, less cash and cash equivalents) was $29.1 million compared to $25.4 million at December 31, 2019.

Cash and cash equivalents at September 30, 2020 totaled $10.4 million compared to $12.4 million at December 31, 2019, and total debt was $39.5 million compared to $37.8 million at the end of last year.

2020 Outlook
In light of ongoing high demand in the company’s PFS segment, as well as LiveArea’s continued strong performance and record pipeline, PFSweb has increased its expectations for consolidated SFE revenue growth to be in the mid-teens compared to 2019 (previously expected between 9% and 12% growth), while continuing to expect growth for each of its business units in 2020. Coupled with a sustained focus on prudent cost management, PFSweb also expects adjusted EBITDA margin improvement in 2020 when compared to the prior year.

COVID-19 Response
PFSweb maintains information related to its ongoing response to the COVID-19 crisis on its corporate website at www.pfsweb.com/covid-19-response/.

Conference Call
PFSweb will conduct a conference call today at 8:30 a.m. Eastern time to discuss its results for the third quarter ended September 30, 2020.

PFSweb management will host the conference call, followed by a question and answer period.

Date: Friday, November 6, 2020
Time: 8:30 a.m. Eastern time (5:30 a.m. Pacific time)
Toll-free dial-in number: (866) 220-4153
International dial-in number: (864) 663-5228
Conference ID: 1176494

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.pfsweb.com.

A replay of the conference call will be available after 11:30 a.m. Eastern time on the same day through November 20, 2020.

Toll-free replay number: (855) 859-2056
International replay number: (404) 537-3406
Replay ID: 1176494

About PFSweb, Inc.
PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for data-driven marketing and omnichannel experience design through technology selection, platform implementation and orchestrated services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, ASICS, Pandora, Ralph Lauren, Shiseido Americas, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfsweb.com.

Non-GAAP Financial Measures
This news release contains certain non-GAAP measures, including non-GAAP net income (loss), net debt, earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted EBITDA and service fee equivalent revenue.

Non-GAAP net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, acquisition-related, restructuring and other costs (including certain client related bankruptcy costs), amortization of acquisition-related intangible assets and deferred tax expense for goodwill amortization.

EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation, as well as acquisition-related, restructuring, and other costs (including certain client related bankruptcy costs).

Service fee equivalent revenue represents service fee revenue plus the gross profit earned on product revenue and does not alter existing revenue recognition.

Non-GAAP net income (loss), EBITDA, adjusted EBITDA and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, acquisition-related, restructuring and other costs (including certain client related bankruptcy costs), amortization of acquisition-related intangible assets, and deferred tax expense for goodwill amortization, and EBITDA and adjusted EBITDA further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

Net debt represents total debt, excluding operating lease liabilities, less cash and cash equivalents.

PFS believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward-Looking Statements
The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “potential,” “project,” “seek,” “strive,” “predict,” “continue,” “target,” and “estimate” and other similar expressions. These forward-looking statements involve risks and uncertainties and may include assumptions as to how we may perform in the future, including the impact of the COVID-19 pandemic on our business, results of operations and global economic conditions. Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee these expectations will actually be achieved. PFS' Annual Report on Form 10-K, as amended, for the year ended December 31, 2019 and any subsequent amendments or quarterly reports on Form 10-Q identify certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the periodic reports of the company and the Risk Factors described therein. PFS undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Company Contact:
Michael C. Willoughby
Chief Executive Officer
Or
Thomas J. Madden
Chief Financial Officer
1-972-881-2900

Investor Relations:
Sean Mansouri, CFA
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com

PFSweb, Inc. and Subsidiaries
Unaudited Consolidated Segment Information
and Reconciliation of Certain Non-GAAP Items to GAAP
(In Thousands)

	Three Months Ended September 30,		Nine months ended September 30,	
	2020	2019	2020	2019
LiveArea Professional Services				
Revenues:				
Service fee revenue	$ 20,855	$ 18,426	$ 62,304	$ 55,441
Pass-through revenue	825	1,050	2,345	2,014
Total revenues	21,680	19,476	64,649	57,455
Costs of revenues:				
Cost of service fee revenue	11,219	9,947	33,961	30,039
Cost of pass-through revenue	825	1,050	2,345	2,014
Total costs of revenues	12,044	10,997	36,306	32,053
Gross profit	9,636	8,479	28,343	25,402
Direct operating expenses	7,095	5,885	22,171	18,634
Direct contribution	2,541	2,594	6,172	6,768
Depreciation and amortization	204	276	633	891
Stock-based compensation	892	261	3,283	558
Acquisition-related, restructuring and other costs	-	53	6	111
ADJUSTED EBITDA	$ 3,637	$ 3,184	$ 10,094	$ 8,328
Corporate				
Selling, general and administrative expenses	$ (6,941)	$ (5,547)	$ (17,428)	$ (15,046)
Depreciation and amortization	209	278	834	898
EBITDA	(6,732)	(5,269)	(16,594)	(14,148)
Stock-based compensation	1,526	447	3,894	1,244
Acquisition-related, restructuring and other costs	-	(121)	(125)	170
ADJUSTED EBITDA	$ (5,206)	$ (4,943)	$ (12,825)	$ (12,734)